Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is entered into as of January 30, 2003, by and among Accredited Home Lenders, Inc., a California corporation (“AHL”), Accredited Home Lenders Holding Co., a Delaware corporation (“Holding Co.”) and AHL Merger Sub, a California corporation (“Merger Sub”).

WITNESSETH:

WHEREAS, AHL is a corporation duly organized and existing under the laws of the State of California;

WHEREAS, Holding Co. is a corporation duly organized and existing under the laws of the State of Delaware and is a wholly owned subsidiary of AHL;

WHEREAS, Merger Sub is a corporation duly organized and existing under the laws of the State of California and is a wholly owned subsidiary of Holding Co.;

WHEREAS, on the date of this Merger Agreement, AHL is authorized to issue (i) 20,000,000 shares of Common Stock, of which 17,500,000 shares have been designated Series A Common Stock and 5,837,317 shares of Series A Common Stock are issued and outstanding (the “AHL Series A Common Stock”), and 2,500,000 shares have been designated Series B Common Stock, none of which are issued and outstanding, and (ii) 5,113,334 shares of Preferred Stock, all of which have been designated Series A Preferred Stock and all of which are issued and outstanding (the “AHL Series A Preferred Stock”);

WHEREAS, on the date of this Merger Agreement, Holding Co. has authority to issue (i) 40,000,000 shares of Common Stock, par value $0.001 per share, of which 37,500,000 shares have been designated Series A Common Stock (the “Holding Co. Series A Common Stock”) and 100 shares are issued and outstanding and owned by AHL, and 2,500,000 shares have been designated Series B Common Sock, none of which are issued and outstanding, and (ii) 10,113,334 shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding and of which 5,113,334 have been designated Series A Preferred Stock (the “Holding Co. Series A Preferred Stock”);

WHEREAS, on the date of this Merger Agreement, Merger Sub has authority to issue 100 shares of Common Stock, par value $0.001 per share (the “Merger Sub Common Stock”), all of which are issued and outstanding and owned by Holding Co.;

WHEREAS, the respective Boards of Directors of AHL, Holding Co., and Merger Sub have determined that, for the purpose of restructuring AHL into a holding-company structure with a parent company incorporated in the State of Delaware, it is advisable and to the advantage of said three corporations and their shareholders/stockholders that Merger Sub merge with and into AHL upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of AHL, Holding Co., and Merger Sub, the shareholders of AHL, and the respective sole stockholder/shareholder of Holding Co., and Merger Sub, have adopted and approved this Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, AHL, Holding Co., and Merger Sub hereby agree as follows:

1.    Merger.    Merger Sub shall be merged with and into AHL, and AHL shall survive the merger (“Merger”), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the “Effective Date”). On the Effective Date, the separate corporate existence of Merger Sub shall cease and the separate corporate existence of AHL with all of its purposes, objects, rights, privileges, powers, immunities and franchises shall continue unaffected and unimpaired by the Merger.

2.    Governing Documents.

a.    The Articles of Incorporation of AHL, in effect on the Effective Date, shall continue in effect as the Articles of Incorporation of AHL as the surviving corporation.

b.    The Bylaws of AHL, in effect on the Effective Date, shall continue in effect as the Bylaws of AHL as the surviving corporation.

3.    Directors and Officers.    The directors and officers of AHL shall continue to be the directors and officers of AHL as the surviving corporation upon the Effective Date, and any committee of the Board of Directors of AHL shall continue to be a committee of AHL as the surviving corporation upon the Effective Date.

4.    Succession.    On the Effective Date, AHL shall succeed to Merger Sub in the manner of and as more fully set forth in Section 1107 of the California Corporations Code.

5.     Further Assurances.    From time to time, as and when required by AHL, or by its successors and assigns, there shall be executed and delivered on behalf of Merger Sub such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in AHL the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Merger Sub, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of AHL are fully authorized in the name and on behalf of Merger Sub or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.    Outstanding Stock of AHL.

a.    Series A Common Stock.    Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of AHL Series A Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of Holding Co. Series A Common Stock.

b.    Series A Preferred Stock.    Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of AHL Series A Preferred Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of Holding Co. Series A Preferred Stock.

7.    AHL Stock Certificates.    On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of AHL capital stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holding Co. capital stock into which the shares of AHL capital stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Holding Co. or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Holding Co. or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Holding Co. capital stock evidenced by such outstanding certificate as provided above.

8.    Options, Warrants and All Other Rights to Purchase Stock.    Upon the Effective Date, each outstanding option, warrant or other right to purchase or acquire shares of AHL capital stock, including (i) options granted under the AHL 1995 Stock Option Plan (the “1995 Plan”), the AHL 1998 Stock Option Plan (the “1998 Plan”), and the AHL 1995 Executive Stock Option Plan (the “Executive Plan”) and (ii) the right to acquire shares pursuant to the Floating-Rate Convertible Debenture dated March 17, 1999 issued to Residential Funding Corporation (the “Convertible Debenture”), shall be converted into and become an option, warrant or right to purchase or acquire the same number and class of shares of Holding Co. capital stock upon the same terms and subject to the same conditions as set forth in the 1995 Plan, the 1998 Plan, the Executive Plan and the Convertible Debenture and other agreements entered into by AHL pertaining to such options, warrants or rights. A number of shares of Holding Co. capital stock shall be reserved for purposes of such options, warrants and rights equal to the number of shares of AHL capital stock so reserved as of the Effective Date. As of the Effective Date, Holding Co. shall assume all obligations of AHL under agreements pertaining to such options, warrants and rights, including the 1995 Plan, the 1998 Plan, the Executive Plan and the Convertible Debenture and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

9.    Other Employee Benefit Plans.    As of the Effective Date, Holding Co. hereby assumes all obligations of AHL under any and all employee benefit plans adopted by the AHL Board of Directors, to be effective upon the closing of the initial public offering of Holding Co., including, but not limited to the 2002 Stock Option Plan and the 2002 Employee Stock Purchase Plan. A number of shares of Holding Co. capital stock shall be reserved for purposes of such plans equal to the number of shares of AHL capital stock to be reserved on the effective date of such plans.

10.    Outstanding Series A Common Stock of Holding Co.    Forthwith upon the Effective Date, the one hundred (100) shares of Holding Co. Series A Common Stock currently issued and outstanding in the name of AHL shall be canceled and retired and resume the status of authorized and unissued shares of Holding Co. Series A Common Stock, and no shares of

Holding Co. Series A Common Stock or other securities of Holding Co. shall be issued in respect thereof.

11.    Outstanding Common Stock of Merger Sub.    Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of Merger Sub Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of AHL Common Stock.

12.    Merger Sub Stock Certificate.    On and after the Effective Date, the sole outstanding certificate which prior to that time represented shares of Merger Sub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of AHL Common Stock into which the shares of Merger Sub Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of AHL or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to AHL or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of AHL Common Stock evidenced by such outstanding certificate as provided above.

13.    Amendment.    Prior to the date that this Merger Agreement is filed with the California Secretary of State, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of AHL, Holding Co. and Merger Sub to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement, except that any amendment of the principal terms of this Merger Agreement shall require shareholder/stockholder approval.

14.    Abandonment.    At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of any of AHL, Holding Co., or Merger Sub or by all three, notwithstanding approval of this Merger Agreement by the shareholders of AHL, by the sole stockholder of Holding Co. and by the sole shareholder of Merger Sub.

15.    Counterparts.    In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Boards of Directors of AHL, Holding Co., and Merger Sub, is hereby executed on behalf of each of said three corporations by their respective officers thereunto duly authorized.

ACCREDITED HOME LENDERS, INC., A CALIFORNIA CORPORATION

By:	/s/ JAMES A. KONRATH
James A. Konrath Chief Executive Officer and Chairmanof the Board

By:	/s/ RAY W. MCKEWON
Ray W. McKewon Executive Vice President and Secretary

ACCREDITED HOME LENDERS HOLDING CO., A DELAWARE CORPORATION

By:	/s/ JAMES A. KONRATH
James A. Konrath Chief Executive Officer and Chairmanof the Board

By:	/s/ RAY W. MCKEWON
Ray W. McKewon Executive Vice President and Secretary

AHL MERGER SUB, A CALIFORNIA CORPORATION

By:	/s/ DAVID E. HERTZEL
David E. Hertzel President and Secretary